Exhibit 10.12
October 5, 2009
Mr. Herb Hill
San Antonio, Texas
RE:	Continued Employment
Dear Herb:
This correspondence will memorialize Clear Channel Communications, Inc.’s (“Company” or “Clear Channel”) offer outlining the terms for your continued employment with the Company, effective September 1, 2009 and ending March 31, 2011 (“Continued Employment Period”).
You will continue your full-time position as SVP and Chief Accounting Officer until March 31, 2010. During that time you will continue to serve as a Section 16 executive officer of the Company and of Clear Channel Outdoor Holdings, Inc (“CCOH”). In these roles, you will insure completion and timely filing of all required financials with the SEC through March 31, 2010, and continue to perform job duties that are usual and customary for this position. In addition, you will help recruit, hire and train a new Chief Accounting Officer. You will continue to be paid your current annual base salary of Two Hundred Thousand Dollars ($200,000.00) and benefits.
Effective April 1, 2010, your title will be Director of Special Accounting and Information Systems Operations. Your duties will be to report to and assist the SVP, Information Technology with the integration of the AX Financial Systems, assist with general accounting issues as needed, and other such duties usual and customary for this position as assigned. You will continue to be paid your current annual base salary and benefits.
During the Continued Employment Period, you shall be eligible for bonuses as follows:
     1. Retention/Stay Bonus. Effective September 1, 2009 through March 31, 2010, provided you continue to provide assistance to insure an orderly transition to a new Chief Accounting Officer, Employee will be paid an additional Seven Thousand One Hundred Fort-Three Dollars ($7,143.00) each month. These payments will be paid in accordance with Company’s regular payroll practices, and subject to applicable taxes and deductions.
     2. 2009 Form 10-K Completion/Filing Performance Bonus. On the later of March 31, 2010, or fourteen (14) days of the completion and timely filing of the Company’s and CCOH’s 2009 Form 10-K, and upon signing an Agreement and General Release of claims in a form satisfactory to Company, you will receive a Performance Bonus of Two Hundred Thousand Dollars ($250,000.00), less applicable taxes and deductions. The payment of any bonus shall be within the Short-Term Deferral period under the Internal Revenue Code Section 409A (“Section 409A”) and applicable regulations.
     3. The bonuses set forth above shall be the only bonuses you will be eligible for as Chief Accounting Officer. Any bonus eligibility for your role as Director of Special Accounting and Information Systems Operations shall be in the sole discretion of the SVP, Information Systems.
Clear Channel Communications, Inc.
200 East Basse Road • San Antonio, Texas 78209 • Phone: 210.822.2828 • Fax: 210.832.3433

Herb Hill — Continued Employment
October 5, 2009

Your employment with Clear Channel shall end effective March 31, 2011.
If your employment is terminated without Cause prior to March 31, 2011, Company will pay all accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans. “Cause” shall mean any violation of Company policy or procedure as outlined in the Employee Guide. If you agree to sign a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay you a lump sum in an amount equal to your salary from the date of termination up to March 31, 2011 (the “Severance Payment”).
After April 1, 2010, you may terminate your employment at any time for any reason upon thirty (30) days notice. The Company reserves the right to pay your salary in lieu of notice. In this event, Company shall pay all accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans, and Company will have no further obligation to you.
During the course of your employment you were given access to the confidential and proprietary information of Company. You agree that you will not disclose or use Company’s confidential or proprietary information. To further preserve the Confidential Information, you agree that during the Continued Employment Period and for twelve (12) months after employment ends (“Non-Hire Period”), you will not directly or indirectly, (i) hire or engage any current employee of Company, including anyone employed by or providing services to Company within the 6-month period preceding your last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to you or any business associated with you.
We are pleased to be able to make to you this offer for continued employment with Clear Channel. If you are in agreement with the foregoing, please sign this letter in the space provided below and return it to me. Any terms agreed to in this Offer Letter shall supersede and nullify all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding your employment.
     We look forward to continuing our positive working relationship.
Sincerely

/s/ Randall T. Mays	Date: October 19, 2009

RANDALL T. MAYS
President and Chief Financial Officer
[EMPLOYEE ACKNOWLEDGEMENT FOLLOWS]
ACCEPTED AND AGREED:

/s/ Herbert W. Hill	Date: October 19, 2009

HERB HILL
Chief Accounting Officer
Clear Channel Communications, Inc.
200 East Basse Road • San Antonio, Texas 78209 • Phone: 210.822.2828 • Fax: 210.832.3433